EXHIBIT A TO FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Title of Security	2. Amount of Securities	3. Ownership Form:
Common Stock, par value $0.01	Beneficially Owned	Direct (D) or Indirect (ID)
1. Paula T. Douglass	970,969	D
2. Tiel Trust FBO Paula T. Douglass	53,986	D
3. Sam P. Douglass	970,969	D
4. Tiel Trust FBO Sam P. Douglass	52,257	D
5. Douglass Trust IV — FBO S. Preston Douglass	282,792	D
6. Douglass Trust IV — FBO Brooke Douglass	282,792	D